Exhibit 12.1

Health Care Property Investors, Inc.

RATIO OF EARNINGS TO FIXED CHARGES

AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(dollars in thousands)

	2004	2003	2002	2001	2000
RATIO OF EARNINGS TO FIXED CHARGES(1)

Fixed Charges:
Interest Expense and Debt Amortization	$88,138	$88,297	$74,951	$75,526	$84,684
Rental Expense	431	130	164	152	138
Capitalized Interest	1,650	1,210	1,323	243	514

Fixed Charges	$90,219	$89,637	$76,438	$75,921	$85,336

Earnings:
Pretax Income from Continuing Operations before Minority Interest and Income from Equity Investees	$166,260	$149,833	$134,919	$111,001	$103,342
Add Back Fixed Charges	90,219	89,637	76,438	75,921	85,336
Add Distributed Income from Equity Investees	2,157	1,195	920	944	1,412
Add Losses from Equity Investees for which charges arising from guarantees are included in fixed charges	(79)	(439)	(348)	(458)	(638)
Less Capitalized Interest	(1,650)	(1,210)	(1,323)	(243)	(514)
Less Minority Interest from Subsidiaries without Fixed Charges	(5,370)	(4,568)	(3,072)	(3,109)	(3,485)

Total	$251,538	$234,448	$207,534	$184,056	$185,453

Ratio of Earnings to Fixed Charges(1)	2.79	2.62	2.72	2.42	2.17

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS(1)

Fixed Charges:
Interest Expense and Debt Amortization	88,138	88,297	74,951	75,526	84,684
Preferred Stock Dividend	21,130	36,736	24,900	24,900	24,900
Rental Expense	431	130	164	152	138
Capitalized Interest	1,650	1,210	1,323	243	514

Fixed Charges	$111,349	$126,373	$101,338	$100,821	$110,236

Earnings (see above)	$251,538	$234,448	$207,534	$184,056	$185,453

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)	2.26	1.86	2.05	1.83	1.68

(1)	The ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends have been revised from those presented in Exhibit 12 to the Registration Statement on Form S-3 filed on December 15, 2003, to reflect reclassifications of discontinued operations pursuant to Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (FAS 144).